Exhibit 8.2
October 14, 2010
Enterprise GP Holdings L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Enterprise GP Holdings L.P. (“EPE”) in connection with (i) the transactions (the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of September 3, 2010 (the “Merger Agreement”), by and among Enterprise Products Partners L.P. (“EPD”), Enterprise Products GP, LLC, Enterprise ETE LLC, EPE and EPE Holdings, LLC, and (ii) the preparation of the registration statement on Form S-4, as amended (File no. 333-169437) (the “Registration Statement”), filed by EPD relating to the Transactions. In connection therewith, EPE has requested our opinion regarding the description in the Registration Statement of the material U.S. federal income tax consequences of the Transactions to the unitholders of EPE.
     In preparing our opinion, we have examined the Merger Agreement and the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement. In addition, we have examined such other documents, instruments and information as we considered necessary to enable us to express this opinion. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Transactions set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and we have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Transactions (as if made as of such time), (ii) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, and (iii) the accuracy of the representations made by EPD and EPE with respect to certain factual matters (including factual representations set forth in a letter dated the date hereof delivered to us by EPE) and have assumed that such representations will be accurate and complete as of the closing date of the Transactions (as if made as of such time).
     Based on the foregoing, unless otherwise noted in such discussions, the description of the law and the legal conclusions set forth in the discussions under the headings “Material U.S. Federal Income Tax Consequences of the Merger” contained in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Transactions to the unitholders of EPE.
     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving this consent, we do not admit that we are “experts” as such term is defined in Section 7 of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

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